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                                                                   EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of Security Capital Atlantic Incorporated for the registration of $500,000,000 in debt and equity securities and to the incorporation by reference therein of our report dated February 3, 1997, with respect to the financial statements at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and schedule of Security Capital Atlantic Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Dallas, Texas
October 20, 1997